Exhibit 3.4

Whirlpool EMEA Finance S.à r.l.

Société à responsabilité limitée

560A, rue de Neudorf, L-2220 Luxembourg

Luxembourg

CONSTITUTION D’UNE SOCIETE

A RESPONSABILITE LIMITEE

du 4 avril 2018 – numéro 946/18

In the year two thousand and eighteen, on the fourth day of April.

Before Maître Jacques Kesseler, notary established in Pétange, Grand Duchy of Luxembourg,

Appears:

Whirlpool International Manufacturing S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 560A, rue de Neudorf, L-2220 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B 139.331, here duly represented by Ms. Marina Muller, private employee, with professional address at 13, route de Luxembourg, L-4761 Pétange, Grand Duchy of Luxembourg, by virtue of a proxy given under private seal.

The before said proxy, being initialed “ne varietur” by the appearing party and the undersigned notary, shall remain annexed to the present deed to be filed at the same time with the registration authorities.

Such appearing party, in the capacity of which it acts, has requested the notary to draw up the following articles of a “société à responsabilité limitée” which such party declares to incorporate:

Name—Object—Registered office—Duration

Art. 1. There is hereby formed a “société à responsabilité limitée”, private limited liability company (the “Company”), governed by the present articles of association (the “Articles”) and by current Luxembourg laws (the “Law”), in particular the law of 10 August 1915 on commercial companies, as amended (the “Commercial Companies Law”). The Company may change its corporate form subject to the relevant provisions of the Commercial Companies Law.

Art. 2. The Company’s name is Whirlpool EMEA Finance S.à r.l.

Art. 3. The Company’s purpose is:

(1) To take participations and interests, in any form whatsoever, in any commercial, industrial, financial or other, Luxembourg or foreign companies or enterprises;

(2) To acquire through participations, contributions, underwriting, purchases or options, negotiation or in any other way any securities, rights and interest in property as the Company shall deem fit;

(3) Generally to hold, manage, develop, sell or dispose of the same, in whole or in part, for such consideration as the Company may think fit, and in particular for shares or securities of any company purchasing the same;

(4) To enter into, assist or participate in financial, commercial and other transactions;

(5) To grant to any holding company, subsidiary, or fellow subsidiary, or any other company which belongs to the same group of companies of the Company (the “Affiliates”) any assistance, loans, advances or guarantees (in the latter case, even in favour of a third party lender of the Affiliates);

(6) To borrow and raise money in any manner, including by issuing bonds, and to secure the repayment of any money borrowed;

(7) Generally to do all such other things as may appear to the Company to be incidental or conducive to the attainment of the above objects or any of them; and

(8) The Company can perform all commercial, technical and financial operations, connected directly or indirectly in all areas as described above in order to facilitate the accomplishment of its purpose.

Art. 4. The Company has its registered office in the city of Luxembourg, Grand-Duchy of Luxembourg.

Subject to the provisions of the Law, the board of managers or the sole manager (as the case may be) may transfer the registered office of the Company within the same municipality or to any other municipality in the Grand Duchy of Luxembourg and amend these Articles accordingly. The registered office of the Company may also be transferred to any other place in the Grand-Duchy of Luxembourg by means of a resolution of an extraordinary general meeting of shareholders or of the sole shareholder (as the case may be) adopted under the conditions required by the Law.

The Company by a resolution of the board of managers or the sole manager (as the case may be) may establish offices and branches (whether or not a permanent establishment) both in the Grand Duchy of Luxembourg and abroad.

In the event that the board of managers or the sole manager (as the case may be) should determine that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company. Such temporary measures will be taken and notified to any interested parties by the board of managers or the sole manager (as the case may be) of the Company.

Art. 5. The Company is constituted for an unlimited duration.

Art. 6. The life of the Company does not come to an end by death, suspension of civil rights, bankruptcy or insolvency of any shareholder.

Art. 7. The creditors, representatives, rightful owner or heirs of any shareholder are not allowed, in any circumstances, to require the sealing of the assets and documents of the Company, nor to interfere in any manner in the management of the Company. They must for the exercise of their rights refer to financial statements and to the decisions of the meetings of shareholders or of the sole shareholder (as the case may be).

Capital—Shares

Art. 8. The subscribed share capital amounts to EUR 12,000 (twelve thousand Euro) divided into 12,000 (twelve thousand) shares having a nominal value of EUR 1 (one Euro) each.

The amount of the share capital of the Company may be increased or reduced by means of a resolution of the extraordinary general meeting of shareholders or of the sole shareholder (as the case may be) adopted under the conditions required for the amendment of the Articles.

Art. 9. The shares of the Company are in registered form only.

Each share confers an identical voting right and each shareholder has voting rights commensurate to his shareholding.

In case of share(s) subject to an usufruct duly notified to or accepted by the Company in accordance with article 1690 of the civil code, voting rights are exercised by the bare owner except for the decisions related to the allocation of profits which belong to the usufructuary.

Art. 10. The shares are freely transferable among the shareholders.

Shares (or usufruct and bare ownership thereof) may not be transferred “inter vivos” to non-shareholders unless shareholders holding at least 75% (seventy-five percent) of the share capital shall have agreed thereto, except when the Company has one single shareholder or when the shares to be transferred represent the full amount of all the shares issued by the Company.

If a shareholder intends to transfer share(s) to a third party, such shareholder must send a notice to the Company with all relevant details of the proposed transfer, including the identity of the transferee, the transfer price (the “Proposed Transfer Price”), and, if relevant the conditions applicable to the transfer.

If the proposed transfer is not approved by the shareholders in accordance with this Article, the shareholders may, within 3 (three) months from the date of the refusal, acquire the share(s) on a prorata basis between them (unless otherwise agreed between them) or procure the acquisition of the share(s) by another party at a price corresponding to the Proposed Transfer Price except if the transferring shareholder renounce to the sale of its share(s). Upon request of the board of managers or the sole manager (as the case may be), the three-month period can be extended for a maximum period of 6 (six) months by the judge presiding the chamber of the district court (Tribunal d’Arrondissement) dealing with commercial matters and sitting as in summary proceedings.

To the extent that the shareholders have not proposed to acquire share(s), the Company may within the same timeframe and with the consent of the transferring shareholder, decide to reduce its share capital by an amount corresponding to the aggregate nominal value of the relevant share(s) and redeem and cancel such share(s) at a price corresponding to the Proposed Transfer Price.

If following the expiry of the above-mentioned periods, the shares have not been acquired or redeemed in accordance with the preceding paragraphs, the transferring shareholder may freely sell its share(s) to the proposed transferee at the transfer price and conditions which were notified to the Company.

Furthermore, the provisions of Article 710-13 of the Commercial Companies Law shall apply.

The shares are indivisible with regard to the Company, which admits only one owner per share. In case a share is owned by several persons, they shall appoint a single representative who shall represent them in respect of the Company. The Company has the right to suspend the exercise of all rights attached to that share, except for relevant information rights, until such representative has been appointed.

In the event of death, the shares of the deceased shareholder may only be transferred to new shareholders subject to the approval of such transfer given by the remaining shareholders holding at least 75% (seventy-five percent) of the shares owned by the remaining shareholders. Such approval is however not required in case the shares are transferred either to parents, descendants or the surviving spouse or any other legal heir of the deceased shareholder.

However, shares allocated against sweat contributions may not be transferred neither to shareholder(s) nor to non-shareholder(s).

Art. 11. The Company shall have power to redeem its own shares subject to the relevant provisions of the Commercial Companies Law.

Such redemption shall be carried out by means of a resolution of an extraordinary general meeting of the shareholders or of the sole shareholder (as the case may be), adopted under the conditions required for the amendment of the Articles, provided that such redemption has been proposed to each shareholder in the proportion of the capital represented by their shares.

However, if the redemption price is in excess of the nominal value of the shares to be redeemed, the redemption may only be decided to the extent that the excess purchase price may not exceed total profits made since the end of the last financial year for which the annual accounts have been approved, plus any profits carried forward and sums drawn from reserves available for this purpose, less losses carried forward and any sums to be placed to reserve pursuant to the requirements of the Law or of the Articles.

The board of managers or the sole manager (as the case may be) is authorized to cancel the redeemed shares held in treasury, to resolve on the corresponding decrease of the share capital of the Company and to take or authorize any person to take any necessary steps for the purpose of obtaining execution and publication of the amendment of the first paragraph of Article 8 of these Articles.

Management

Art. 12. The Company will be managed by one or more managers. If several managers have been appointed, they will constitute a board of managers composed of one or several category A manager(s) and of one or several category B manager(s). The manager(s) need not be shareholders of the Company.

The manager(s) shall be appointed and designated as category A manager or category B manager, and her/his/its/their remuneration determined, by a resolution of the general meeting of shareholders taken by simple majority of the votes cast, or of the sole shareholder (as the case may be). The remuneration of the manager(s) can be modified by a resolution taken at the same majority conditions.

The general meeting of shareholders or the sole shareholder (as the case may be) may, at any time and “ad nutum”, remove and replace any manager.

All powers not expressly reserved by the Law or the Articles to the general meeting of shareholders or to the sole shareholder (as the case may be) fall within the competence of the board of managers, or of the sole manager (as the case may be).

In dealing with third parties, the manager, or, in case of plurality of managers, the board of managers will have all powers to act in the name of the Company in all circumstances and to carry out and approve all acts and operations consistent with the Company’s object, provided the terms of these Articles shall have been complied with.

The Company shall be bound by the sole signature of its single manager, and, in case of plurality of managers, by the joint signature one category A manager and one category B manager.

The board of managers or the sole manager (as the case may be), may from time to time sub-delegate her/his/its powers for specific tasks to one or several ad hoc agent(s) who need not be shareholder(s) or manager(s) of the Company.

The board of managers, or the sole manager (as the case may be) will determine the powers, duties and remuneration (if any) of its agent(s), the duration of the period of representation and any other relevant conditions of his/their agency.

Art. 13. In case of plurality of managers, the decisions of the managers are taken by meeting of the board of managers.

The board of managers may appoint among its members a chairman to chair the meeting. It may also appoint a secretary, who needs not to be a manager, who shall be responsible for keeping the minutes of the meetings of the board of managers or for such other matter as may be specified by the board of managers.

The board of managers shall meet when convened by any manager.

Notice of any meeting of the board of managers shall be given to all managers at least 2 (two) days in advance of the time set for such meeting except in the event of emergency, the nature of which is to be set forth in the minute of the meeting.

Any convening notice shall specify the time and place of the meeting and the nature of the business to be transacted.

Convening notices can be given to each manager by word of mouth, in writing or by fax, cable, telegram, telex, electronic means or by any other suitable communication means.

The notice may be waived by the consent, in writing or by fax, cable, telegram, telex, electronic means or by any other suitable communication means, of each manager.

The meeting will be duly held without prior notice if all the managers are present or duly represented.

No separate notice is required for meetings held at times and places specified in a schedule previously adopted by a resolution of the board of managers.

Any manager may act at any meeting of the board of managers by appointing in writing or by fax, cable, telegram, telex or electronic means another manager as his/her/its proxy.

A manager may represent more than one manager.

The managers may participate in a board of managers meeting by phone, videoconference, or any other suitable telecommunication means allowing all persons participating in the meeting to hear each other at the same time.

Such participation in a meeting is deemed equivalent to a participation in person at a meeting of the managers and the meeting is deemed to be held at the registered office of the Company.

The board of managers can validly deliberate and act only if the majority of its members is present or represented, including at least one category A manager and one category B manager.

Decisions of the board of managers are adopted by the majority of the managers participating to the meeting or duly represented thereto, including at least one category A manager and one categpry B manager.

The deliberations of the board of managers shall be recorded in the minutes, which have to be signed by the chairman or one category A manager and one category B manager. Any transcript of or excerpt from these minutes shall be signed by the chairman or one category A manager and one category B manager.

Resolutions in writing approved and signed by all managers shall have the same effect as resolutions passed at a managers’ meeting and shall be deemed to be taken at the registered office of the Company. The date of such resolutions shall be the date of the last signature.

In such cases, written resolutions can either be documented in a single document or in several separate documents having the same content.

Written resolutions may be transmitted by ordinary mail, fax, cable, telegram, telex, electronic means, or any other suitable telecommunication means.

Any manager who has, directly or indirectly, a patrimonial interest conflicting with the interest of the Company in connection with a transaction falling within the competence of the board of managers, must inform the board of managers of such conflict of interest and must have his declaration recorded in the minutes of the board meeting. The relevant manager may not take part in the discussions relating to such transaction or vote on such transaction. Any such conflict of interest must be reported to the next general meeting of shareholders prior to such meeting taking any resolution on any other item.

Where the Company comprises a single manager, transactions made between the Company and the manager having an interest conflicting with that of the Company are specifically mentioned in the resolution of the sole manager.

Where, by reason of a conflicting interest, the number of managers required in order to validly deliberate and vote is not met, the board of managers may in its sole discretion either deliberate and take the decision at the majority of the non-conflicted managers or decide to submit the decision on this specific item to the general meeting of shareholders.

The conflict of interest rules shall not apply where the decision of the board of managers or the sole manager relates to day-to-day transactions entered into under normal conditions.

Art. 14. Any manager does not contract in his function any personal obligation concerning the commitments regularly taken by him in the name of the Company; as a representative of the Company, he is only responsible for the execution of his mandate.

Art. 15. The daily management of the Company, as well as, the representation of the Company in relation to such daily management may be delegated to one or more managers, officers or other agents, acting individually or jointly. Their appointment, removal and powers shall be determined by a resolution of the board of managers or the sole manager (as the case may be).

General meetings of shareholders

Art. 16. In case of plurality of shareholders, decisions of the shareholders are taken as follows:

Except in case of proposed amendments to these Articles, the holding of a shareholders meeting is not compulsory as long as the shareholders number is less than 60 (sixty). In such case, each shareholder shall receive the whole text of each resolution or decision to be taken, transmitted in writing or by fax, cable, telegram, telex, electronic means or any other suitable telecommunication means. Each shareholder shall vote in writing.

If the shareholders number exceeds 60 (sixty), the decisions of the shareholders are taken by meetings of the shareholders. In such a case 1 (one) general meeting shall be held at least annually in the Grand Duchy of Luxembourg within 6 (six) months of the closing of the last financial year. Other general meetings of shareholders may be held at any time specified in the notice of the meeting.

Art. 17. General meetings of shareholders are convened and written shareholders resolutions are proposed by the board of managers, or the sole manager (as the case may be), failing which by shareholders representing more than half of the share capital of the Company.

Written notices convening a general meeting and setting forth the agenda shall be made pursuant to the Law and shall be sent to each shareholder at least 8 (eight) days before the meeting, except for the annual general meeting for which the notice shall be sent at least 21 (twenty-one) days prior to the date of the meeting.

All notices must specify the time and place of the meeting.

If all shareholders are present or represented at the general meeting and state that they have been duly informed of the agenda of the meeting, the general meeting may be held without prior notice.

Any shareholder may act at any general meeting by appointing in writing or by fax, cable, telegram, telex, electronic means or by any other suitable telecommunication means another person who needs not be shareholder.

Each shareholder may participate in general meetings of shareholders. Each share entitles to one vote in general meetings of shareholders.

The board of managers (or the sole manager as the case may be) may suspend the voting rights of any shareholder in breach of his obligations under these Articles or under any relevant contractual arrangement entered into by such shareholder and to which the Company is a party.

A shareholder may individually decide not to exercise, temporarily or permanently, all or part of his voting rights. The waiving shareholder is bound by such waiver which is mandatory for the Company upon notification to the latter.

In case the voting rights of one or several shareholders are suspended in accordance with this Article or the exercise of the voting rights has been waived by one or several shareholders, such shareholders may attend any general meeting of the Company but the shares they hold are not taken into account for the determination of the conditions of quorum and majority to be complied with at the general meetings of the Company or to determine if written resolutions have been validly adopted.

Shareholders may take part in the meeting by conference call, through video conference or by any other means of communication allowing for their identification, allowing all persons taking part in the meeting to hear one another on a continuous basis, and allowing for an effective participation of all such persons in the meeting. In such case, at least one (1) shareholder or his proxy-holder shall be physically present at the registered office of the Company and the meeting shall be deemed held at the registered office of the Company.

Each shareholder may vote at a general meeting through a signed voting form sent by post, electronic mail, facsimile or any other means of communication to the Company’s registered office or to the address specified in the convening notice. The shareholders may only use voting forms provided by the Company which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposals submitted to the shareholders, as well as for each proposal three boxes allowing the shareholder to vote in favour thereof, against, or abstain from voting by ticking the appropriate box.

Voting forms which, for a proposed resolution, do not show (i) a vote in favour or (ii) a vote against the proposed resolution or (iii) an abstention are void with respect to such resolution. The Company shall only take into account voting forms received on the day preceding the date of the general meeting to which they relate.

The board of managers may determine further conditions that must be fulfilled by the shareholders for them to take part in any general meeting of shareholders.

An attendance list must be kept at all general meetings of shareholders.

Resolutions at the meetings of shareholders or resolutions proposed in writing to the shareholders are validly taken in so far as they are adopted by shareholders representing more than half of the share capital of the Company.

If this quorum is not formed at a first meeting or at the first consultation, the shareholders are immediately convened or consulted a second time by registered letter and resolutions will be taken at the majority of the vote cast, regardless of the portion of capital represented.

However, resolutions to amend the Articles shall only be taken by an extraordinary general meeting of shareholders, by shareholders representing at least three-quarters of the share capital of the Company.

A sole shareholder exercises alone the powers devolved to the meeting of shareholders by the Law.

Except in case of current operations concluded under normal conditions, contracts concluded between the sole shareholder and the Company have to be recorded in minutes or drawn-up in writing.

Financial year—Balance sheet

Art. 18. The Company’s financial year begins on 1 January and closes on 31 December of each year.

Art. 19. Each year, as of 31 December, the board of managers, or the sole manager (as the case may be) will draw up the balance sheet which will contain a record of the properties of the Company together with its debts and liabilities and be accompanied by an annex containing a summary of all its commitments and the debts of the manager(s), statutory auditor(s) (if any) and shareholder(s) toward the Company.

At the same time the board of managers or the sole manager (as the case may be) will prepare a profit and loss account, which will be submitted to the general meeting of shareholders together with the balance sheet.

Art. 20. Each shareholder may inspect at the head office the inventory, the balance sheet and the profit and loss account.

If the shareholders’ number exceeds 60 (sixty), such inspection shall be permitted only during the 15 (fifteen) days preceding the annual general meeting of shareholders.

Supervision of the company

Art. 21. If the shareholders number exceeds 60 (sixty), the supervision of the Company shall be entrusted to one or more statutory auditor(s) (“commissaire(s)”), who may or may not be shareholder(s).

Each statutory auditor shall serve for a term ending on the date of the annual general meeting of shareholders following their appointment dealing with the approval of the annual accounts.

At the end of this period and of each subsequent period, the statutory auditor(s) can be renewed in its/their function by a new resolution of the general meeting of shareholders or of the sole shareholder (as the case may be) until the holding of the next annual general meeting dealing with the approval of the annual accounts.

Where the thresholds of the law of 19 December 2002 on the Luxembourg Trade and Companies Register are met, the Company shall have its annual accounts audited by one or more qualified auditor(s) (“réviseurs d’entreprises agréé(s)”) appointed by the general meeting of shareholders or the sole shareholder (as the case may be) amongst the qualified auditors registered in the Financial Sector Supervisory Commission (“Commission de Surveillance du Secteur Financier”)’s public register.

Notwithstanding the thresholds above mentioned, at any time, one or more qualified auditors may be appointed by resolution of the general meeting of shareholders or of the sole shareholder (as the case may be) that shall decide the terms and conditions of his/her/its/their mandate.

Dividend—Reserves

Art. 22. The credit balance of the profit and loss account, after deduction of the expenses, costs, amortisations, charges and provisions represents the net profit of the Company.

Every year 5% (five percent) of the net profit will be transferred to the statutory reserve. This deduction ceases to be compulsory when the statutory reserve amounts to one tenth of the issued share capital, as decreased or increased from time to time, but shall again become compulsory if the statutory reserve falls below such one tenth.

Upon recommendation of the board of managers or the sole manager (as the case may be), the general meeting of shareholders at the majority vote determined by the Law or the sole shareholder (as the case may be) may decide at any time that the excess be distributed to the shareholder(s) proportionally to the shares they hold, as dividends or be carried forward or transferred to an extraordinary reserve. In case of share(s) subject to an usufruct duly notified to or accepted by the Company in accordance with article 1690 of the civil code, the usufructuary is entitled to receive the dividend distribution, if any.

Art. 23. Notwithstanding the provisions of the preceding article, the board of managers or the sole manager (as the case may be), may decide to pay interim dividends, on the basis of a statement of accounts prepared by the board of managers or the sole manager (as the case may be) dated no more than two months, and showing that sufficient funds are available for distribution, it being understood that the amount to be distributed may not exceed realised profits since the end of the last financial year for which the annual accounts have been approved, increased by profits carried forward and available reserves, less losses carried forward and sums to be allocated to a reserve to be established according to the Law or the Articles. If the Company has appointed a statutory auditor (“commissaire”) or a qualified auditor (“réviseur d’entreprises agréé”), such statutory auditor or qualified auditor shall verify that the conditions for an interim dividend distribution are satisfied.

Winding-up—Liquidation

Art. 24. The general meeting of shareholders under the conditions provided for by the Law, or the sole shareholder (as the case may be) may resolve the dissolution of the Company.

Where the Company has a single shareholder, and subject to the conditions provided for by the Law, the Company may be dissolved without being liquidated in accordance with the provisions of article 1865 bis, paragraphs 2 et seq of the civil code.

Art. 25. Except in the case of article 24 paragraph 2 above, the general meeting of shareholders with the consent of the majority of shareholders holding three quarters of the share capital shall appoint one or more liquidator(s), physical or legal person(s) and determine the method of liquidation, the powers of the liquidator(s) and their remuneration.

When the liquidation of the Company is closed, the liquidation proceeds of the Company will be allocated to the shareholders proportionally to the shares they hold.

Applicable law

Art. 26. Reference is made to the provisions of the Law for which no specific provision is made in these Articles.

Transitory measures

Exceptionally, the first financial year shall begin today and end on 31 December 2018.

Subscription—Payment

Whirlpool International Manufacturing S.à r.l. hereby represented as mentioned above, subscribes to 12,000 (twelve thousand) shares, having a nominal value of EUR 1.00 (one Euro) each. The shares having been fully paid up in cash.

Evidence of the contribution’s existence

Proof of the contribution’s existence has been given to the undersigned notary.

Estimate of costs

The costs, expenses, fees and charges, in whatsoever form, which are to be borne by the Company or which shall be charged to it in connection with its incorporation, are estimated at about one thousand four hundred Euros (1,400.- EUR).

Verification

The notary executing this deed declares that the conditions fixed in art. 710-6 and in article 710-7 of the Law have been fulfilled.

Resolutions of the sole shareholder

Immediately after the incorporation of the Company, the sole shareholder of the Company, representing the entirety of the share capital, passed the following resolutions:

1)	Are appointed as category A managers:

•	Tanya Martina Jaeger, born in Burlington, Canada, on 8 June 1970, residing professionally at Via Carlo Pisacane 1, 20016 Pero, Milan, Italy;

•	Dimitri Maurice W. Storme, born in Oostende, Belgium, on 9 January 1974, residing professionally at 1 Via Carlo Pisacane, 20016 Pero, Milan, Italy;

•	Carlos Eduardo de Carvalho, born in Santo Andre, Brazil, on 29 January 1975, residing professionally at Whirlpool Corporation, Global Headquarters, 2000 N M-63, Benton Harbor, MI 49022 USA.

2)	Are appointed as category B managers:

•	Mr. Tony Andrew Whiteman, born in Hamilton, New Zealand, on 24 May 1969, residing at 14, rue Jean Mercatoris, L-7237 Helmsange, Grand Duchy of Luxembourg;

•	Mr. Iain Macleod, born in Glasgow, United Kingdom, on 8 August 1955, residing at 59, Cité Millewee, L-8064 Bertrange, Grand Duchy of Luxembourg; and

•	Mr. Michael Lange, born in Scheeßel, Germany, on 28 June 1964, residing at 16, rue Jean-Pierre Brasseur, L-1258 Luxembourg, Grand Duchy of Luxembourg.

The managers shall serve for an undetermined duration.

According to article 12. of the articles of association, the Company shall be bound by the joint signature of one category A manager and one category B manager.

3) The Company shall have its registered office at 560A, rue de Neudorf, L-2220 Luxembourg, Grand Duchy of Luxembourg.

Declaration

The undersigned notary who understands and speaks English, hereby states that on request of the above mentioned appearing person, the present incorporation deed is worded in English, followed by a French version. On request of the same person and in case of discrepancies between the English and the French text, the English version will prevail.

WHEREOF the present deed the undersigned notary has set hand and seal in Pétange, Grand Duchy of Luxembourg, on the date at the beginning of this document.

The document having been read to the proxy-holder, the latter signed with the notary, the present original deed.

SUIT LA TRADUCTION FRANCAISE DU TEXTE QUI PRECEDE:

L’an deux mille dix-huit, le quatrième jour du mois d’avril.

Par-devant Maître Jacques Kesseler, notaire résidant à Pétange, Grand-Duché de Luxembourg,

A comparu:

Whirlpool International Manufacturing S.à r.l., une société à responsabilité limitée de droit luxembourgeois, constituée et organisée selon les lois du Grand-Duché de Luxembourg, ayant son siège social sis au 560A, rue de Neudorf, L-2220 Luxembourg, Grand-Duché de Luxembourg et immatriculée auprès du Registre de Commerce et des Sociétés de Luxembourg sous le numéro B 139.331, ici dûment représentée par Madame Marina Muller, employée privée, demeurant professionnellement au 13, route de Luxembourg, L-4761 Pétange, Grand-Duché de Luxembourg, en vertu d’une procuration donnée sous seing privé.

Ladite procuration, ayant été signée « ne varietur » par la partie comparante et le notaire soussigné, restera annexée au présent acte pour être soumis ensemble aux formalités de l’enregistrement.

Ladite partie comparante, représentée comme il est mentionné ci-dessus, a requis le notaire de dresser les statuts suivants d’une société à responsabilité limitée que cette partie déclare constituer:

Dénomination—Objet—Siège Social – Durée

Art. 1. Il est constitué par cet acte une société à responsabilité limitée (la “Société”), régie par les présents statuts (les “Statuts”) et par les lois luxembourgeoises actuellement en vigueur (la “Loi”), notamment par la loi du 10 août 1915 sur les sociétés commerciales, telle que modifiée (la “Loi sur les Sociétés Commerciales”). La Société peut changer sa forme sociale conformément aux dispositions applicables de la Loi sur les Sociétés Commerciales.

Art. 2. La dénomination de la Société est Whirlpool EMEA Finance S.à r.l.

Art. 3. L’objet de la Société est:

(1) De prendre des participations et intérêts, sous quelque forme que ce soit, dans toutes sociétés ou entreprises commerciales, industrielles, financières ou autres, luxembourgeoises ou étrangères;

(2) D’acquérir par voie de participation, d’apport, de souscription, d’achats ou options, négociations ou sous quelque forme que ce soit tous titres, droits et intérêts en propriété que la Société jugera opportuns;

(3) De manière générale de les détenir, les gérer, les mettre en valeur, vendre ou les céder, en tout ou en partie, pour la contrepartie que la Société jugera adaptée, et en particulier contre les parts ou titres de toute société les acquérant;

(4) De conclure, d’assister ou de participer à des transactions financières, commerciales ou autres;

(5) D’octroyer à toute société holding, filiale, ou tout autre société liée d’une manière ou d’une autre à la Société, ou toute autre société qui appartient au même groupe de sociétés que la Société (les “Affiliées”), tous concours, prêts, avances ou garanties (dans ce dernier cas, même en faveur d’un tiers prêteur des Affiliées);

(6) D’emprunter ou de lever des fonds de quelque manière que ce soit, y compris par voie d’émission d’obligations, et de garantir le remboursement de toute somme empruntée;

(7) Généralement de faire toutes les autres choses que la Société juge circonstancielles ou favorables à la réalisation des objets ci-dessus ou de chacun d’entre eux.

(8) La Société peut réaliser toutes opérations commerciales, techniques et financières se rattachant directement ou indirectement à tous les domaines décrits ci-dessus, afin de faciliter l’accomplissement de son objet.

Art. 4. Le siège social de la Société est établi dans la commune de Luxembourg, Grand-Duché de Luxembourg.

Sous réserve des dispositions de la Loi, le conseil de gérance ou le gérant unique (selon le cas) peut transférer le siège social de la Société au sein de la même commune ou vers toute autre commune au Grand-Duché de Luxembourg et modifier les présents Statuts en conséquence. Le siège social de la Société peut aussi être transféré à tout autre endroit dans le Grand-Duché de Luxembourg par une résolution de l’assemblée générale extraordinaire des associés ou de l’associé unique (selon le cas) adoptée conformément aux conditions requises par la Loi.

La Société, par une résolution du conseil de gérance ou du gérant unique (selon les cas) peut établir des bureaux ou succursales (sous forme d’établissement permanent ou non) tant au Grand-Duché de Luxembourg qu’à l’étranger.

Au cas où le conseil de gérance ou le gérant unique (selon le cas) estimerait que des événements extraordinaires d’ordre politique, économique ou social de nature à compromettre l’activité normale de la Société à son siège social, ou la communication aisée avec ce siège ou de ce siège avec l’étranger se sont produits ou sont imminents, il pourra transférer provisoirement le siège social à l’étranger jusqu’à cessation complète de ces circonstances anormales ; ces mesures provisoires n’auront toutefois aucun effet sur la nationalité de la Société laquelle, nonobstant ce transfert provisoire du siège, restera luxembourgeoise. De telles mesures provisoires seront prises et portées à la connaissance des tiers par le conseil de gérance ou le gérant unique (selon le cas) de la Société.

Art. 5. La Société est constituée pour une durée indéterminée.

Art. 6. Le décès, l’interdiction, la faillite ou la déconfiture d’un des associés ne mettent pas fin à la Société.

Art. 7. Les créanciers, représentants, ayants droit ou héritiers des associés ne pourront, pour quelque motif que ce soit, requérir l’apposition de scellés sur les biens et documents de la Société, ni s’immiscer en aucune manière dans les actes de son administration. Ils doivent pour l’exercice de leurs droits s’en rapporter aux inventaires sociaux et aux décisions des assemblées des associés ou de l’associé unique (selon le cas).

Capital - Parts sociales

Art. 8. Le capital social de la Société est fixé à 12.000 EUR (douze mille euros) représenté par 12.000 (douze mille) parts sociales ayant une valeur nominale de 1 EUR (un euro) chacune.

Le montant du capital social de la Société peut être augmenté ou réduit au moyen d’une résolution de l’assemblée générale extraordinaire des associés ou de l’associé unique (selon le cas), adoptée selon les conditions requises pour la modification des Statuts.

Art. 9. Les parts sociales de la Société sont sous forme nominative uniquement.

Chaque part sociale confère un droit de vote identique et chaque associé a des droits de vote proportionnels au nombres de parts sociales qu’il détient.

Dans le cas de part(s) sociale(s) grevées d’un usufruit dûment notifié à ou accepté par la Société conformément à l’article 1690 du code civil, les droits de vote sont exercés par le nu-propriétaire sauf pour les décisions relatives à l’allocation des bénéfices qui appartiennent à l’usufruitier.

Art. 10. Les parts sociales sont librement cessibles entre associés.

Aucune cession de parts sociales (ou de l’usufruit ou de la nue-propriété de ces parts sociales) entre vifs à un tiers non-associé ne peut être effectuée sans l’agrément donné par des associés représentant au moins soixante-quinze pourcent (75%) du capital social, sauf lorsque la Société a un associé unique ou lorsque les parts sociales devant être transférées représentent le montant total de toutes les parts sociales émises par la Société.

Si un associé souhaite céder ses part(s) sociale(s) à un tiers, cet associé doit envoyer une notification à la Société avec tous détails pertinents relatifs à la cession proposée, en ce inclus l’identité du cessionnaire, le prix de cession (le “Prix de Cession Proposé”), et, le cas échéant, les conditions applicables à la cession.

Si la cession proposée n’est pas approuvée par les associés conformément à cet Article, les associés peuvent dans un délai de trois (3) mois à partir de la date de refus, acquérir les part(s) sociale(s) au prorata entre eux (sauf accord contraire entre eux) ou faire acquérir les parts sociales par une autre partie à un prix correspondant au Prix de Cession Proposé à moins que l’associé cédant ne renonce à la vente de sa/ses part(s) sociale(s). Sur demande du conseil de gérance ou du gérant unique (le cas échéant), la période de trois mois peut être étendue pour une durée maximale de six (6) mois par le magistrat présidant la chambre du Tribunal d’Arrondissement siégeant en matière commerciale et comme en matière de référé.

Dans la mesure où les associés n’ont pas proposé d’acquérir des part(s) sociale(s), la Société peut durant la même période et avec le consentement de l’associé cédant, décider de réduire son capital social d’un montant correspondant à la valeur nominale totale des parts sociales concernées en rachetant et annulant ces parts sociales à un prix correspondant au Prix de Cession Proposé.

Si après l’expiration des délais mentionnés ci-dessus, les parts sociales n’ont pas été acquises ou rachetées en conformité avec les paragraphes précédents, l’associé cédant est autorisé à librement céder sa/ses part(s) sociale(s) au cessionnaire proposé au prix de cession et aux conditions qui avaient été notifiés à la Société.

De plus, les dispositions de l’Article 710-13 de la Loi sur les Sociétés Commerciales sont applicables.

Les parts sociales sont indivisibles à l’égard de la Société, qui ne reconnaît qu’un seul propriétaire pour chacune d’elle. Dans le cas où une part sociale serait détenue par plusieurs personnes, elles doivent désigner un mandataire unique qui doit les représenter vis-à-vis de la Société. La Société est autorisée à suspendre l’exercice de tous les droits attachés à cette part sociale, sauf les droits d’information, jusqu’à ce qu’un tel mandataire ait été nommé.

En cas de décès, les parts sociales de l’associé défunt peuvent seulement être transférées à de nouveaux associés dans la mesure où un tel transfert a été approuvé par les associés restants détenant au minimum soixante quinze pourcent (75%) des parts sociales détenues par les associés restants. Une telle approbation n’est cependant pas requise dans le cas où les parts sociales sont transférées soit à des parents, descendants ou au conjoint survivant ou tout autre héritier légal de l’associé défunt.

Cependant, les parts sociales alloués en échange d’apports en industrie ne peuvent être transférées ni aux associé(s) ni aux non-associé(s).

Art. 11. La Société est autorisée à racheter ses propres parts sociales, sous réserve des dispositions de la Loi sur les Sociétés Commerciales applicables.

Un tel rachat sera décidé par une résolution de l’assemblée générale extraordinaire des associés ou de l’associé unique (selon le cas), adoptée selon les conditions requises pour la modification des Statuts, à condition qu’un tel rachat ait été proposé à chaque associé en proportion de sa participation dans le capital social représentée par ses parts sociales.

Néanmoins, si le prix de rachat excède la valeur nominale des parts sociales devant être rachetées, le rachat ne pourra être décidé que dans la mesure où le supplément du prix d’achat n’excède pas le total des bénéfices réalisés depuis la fin du dernier exercice social dont les comptes annuels ont été approuvés, augmenté des bénéfices reportés et de toutes sommes provenant de réserves disponibles à cet effet, et diminué des pertes reportées ainsi que des sommes à porter en réserve conformément aux exigences de la Loi ou des Statuts.

Le conseil de gérance ou le gérant unique (selon le cas) est autorisé à annuler les parts sociales rachetées auto-détenues et à procéder à la réduction du capital social correspondante de la Société et à prendre ou autoriser toute personne à prendre toutes les mesures nécessaires afin d’obtenir l’exécution et la publication de la modification du premier paragraphe de l’Article 8 de ces Statuts.

Gérance

Art. 12. La Société sera gérée par un ou plusieurs gérants. Si plusieurs gérants sont nommés, ils constitueront un conseil de gérance composé d’un ou plusieurs gérant(s) de catégorie A et d’un ou plusieurs gérant(s) de catégorie B. Le(s) gérant(s) ne sont pas obligatoirement associés de la Société.

Le(s) gérant(s) est/sont nommé(s) et désignés en tant que gérant de catégorie A ou gérant de catégorie B, et leur rémunération fixée, par une résolution de l’assemblée générale des associés prise à la majorité simple des voix, ou par l’associé unique (selon le cas). La rémunération des gérant(s) peut être modifiée par une résolution prise aux mêmes conditions de majorité.

L’assemblée générale des associés ou l’associé unique (selon le cas) peut, à tout moment et “ad nutum”, révoquer et remplacer tout gérant.

Tous les pouvoirs non expressément réservés à l’assemblée générale des associés ou à l’associé unique (selon le cas) par la Loi ou les Statuts seront de la compétence du conseil de gérance ou du gérant unique (selon le cas).

Vis-à-vis des tiers, le gérant ou, en cas de pluralité de gérants, le conseil de gérance, aura tous pouvoirs pour agir en toutes circonstances au nom de la Société et pour réaliser et approuver tous actes et toutes opérations en relation avec l’objet social de la Société dans la mesure où les termes de ces Statuts auront été respectés.

La Société sera engagée par la seule signature du gérant unique, et, en cas de pluralité de gérants, par la signature conjointe d’un gérant de catégorie A et d’un gérant de catégorie B.

Le conseil de gérance, ou le gérant unique (selon le cas) peut, au fil du temps, sous-déléguer ses pouvoirs pour des tâches particulières à un ou plusieurs agent(s) ad hoc qui n’a(ont) pas à être associé(s) ou gérant(s) de la Société.

Le conseil de gérance ou le gérant unique (selon le cas) déterminera les pouvoirs, les responsabilités et la rémunération (s’il y a lieu) de cet/ces agent(s), la durée de son/leur mandat ainsi que toutes autres conditions de son/leur mandat.

Art. 13. En cas de pluralité de gérants, les décisions des gérants sont prises en réunion du conseil de gérance.

Les réunions du conseil de gérance peuvent être présidées par un gérant présent et désigné à cet effet par le conseil de gérance. Il peut aussi désigner un secrétaire, lequel n’est pas nécessairement gérant, qui sera responsable de rédiger les procès verbaux des réunions du conseil de gérance ou de l’exécution de toute autre tâche spécifiée par le conseil de gérance.

Le conseil de gérance se réunira sur convocation d’un gérant.

La convocation à toute réunion du conseil de gérance doit être envoyée à chaque gérant au moins 2 (deux) jours avant la date prévue pour la réunion, sauf en cas d’urgence, la nature de cette urgence devant être déterminée dans le procès verbal de la réunion du conseil de gérance.

Toute convocation devra spécifier l’heure et le lieu de la réunion et la nature des activités à traiter.

Les convocations peuvent être faites aux gérants oralement, par écrit ou par téléfax, câble, télégramme, télex, moyens électroniques ou par tout autre moyen de communication approprié.

Chaque gérant peut renoncer à cette convocation par écrit ou par téléfax, câble, télégramme, télex, moyens électroniques ou par tout autre moyen de communication approprié.

La réunion du conseil de gérance se tiendra valablement sans convocation si tous les gérants sont présents ou dûment représentés.

Une convocation spécifique n’est pas requise pour les réunions du conseil de gérance qui se tiendront à l’heure et au lieu précisés dans une précédente résolution du conseil de gérance.

Tout gérant peut prendre part aux réunions des gérants en désignant par écrit ou par téléfax, câble, télégramme, télex, ou moyens électroniques un autre gérant pour le représenter.

Un gérant peut représenter plus d’un gérant.

Les gérants peuvent participer à une réunion du conseil de gérance par téléphone, vidéoconférence ou par tout autre moyen de communication approprié permettant à l’ensemble des personnes présentes lors de cette réunion de communiquer simultanément.

Une telle participation à une réunion du conseil de gérance est réputée équivalente à une présence physique à la réunion des gérants et la réunion est réputée être tenue au siège social de la Société.

Le conseil de gérance peut valablement délibérer et agir seulement si la majorité des gérants y est présente ou représentée, y compris au moins un gérant de catégorie A et un gérant de catégorie B.

Les décisions du conseil de gérance sont adoptées à la majorité des gérants participant au conseil ou y étant représentés, y compris au moins un gérant de catégorie A et un gérant de catégorie B.

Les délibérations du conseil de gérance sont transcrites dans un procès-verbal, qui est signé par le président ou par un gérant de catégorie A et un gérant de catégorie B. Tout extrait ou copie de ce procès-verbal devra être signé par le président ou par un gérant de catégorie A et un gérant de catégorie B.

Les résolutions écrites approuvées et signées par tous les gérants auront le même effet que celles passées lors d’une réunion des gérants et seront réputées être prises au siège social de la Société. La date de telles résolutions sera celle de la dernière signature.

Dans ce cas, les résolutions écrites peuvent être documentées soit dans un seul document, soit dans plusieurs documents séparés comprenant le même contenu.

Les résolutions écrites peuvent être transmises par courrier, fax, câble, télégramme, télex, moyens électroniques, ou tout autre moyen de télécommunication approprié.

Tout gérant qui a, directement ou indirectement, un intérêt patrimonial opposé à celui de la Société à l’occasion d’une opération relevant de la compétence du conseil de gérance, doit informer le conseil de gérance de ce conflit d’intérêts et doit faire mentionner cette déclaration au procès-verbal de la réunion du conseil de gérance. Le gérant concerné ne pourra pas prendre part aux discussions relatives à cette opération ou voter sur cette opération. Un tel conflit d’intérêts devra être signalé à la prochaine assemblée générale des associés avant qu’une telle assemblée ne vote sur d’autres résolutions.

Lorsque la Société comprend un gérant unique, les opérations effectuées entre la Société et le gérant ayant un intérêt opposé à celui de la Société sont spécifiquement mentionnées dans les résolutions du gérant unique.

Quand, en raison d’un conflit d’intérêts, le nombre de gérants requis pour délibérer et voter valablement n’est pas atteint, le conseil de gérance peut à sa seule discrétion soit délibérer et prendre la décision à la majorité des gérants n’étant pas dans une situation de conflit d’intérêts, soit décider de soumettre la décision sur ce point spécifique à l’assemblée générale des associés.

Les règles de conflit d’intérêt ne s’appliquent pas lorsque la décision du conseil de gérance ou du gérant unique concerne des opérations courantes conclues dans conditions normales.

Art. 14. Aucun gérant ne contracte dans le cadre de ses fonctions une obligation personnelle concernant les engagements régulièrement pris par lui au nom de la Société ; en tant que représentant de la Société, il n’est responsable que pour l’exécution de son mandat.

Art. 15. La gestion journalière de la Société, ainsi que la représentation de la Société relative à cette gestion journalière peuvent être déléguées à un ou plusieurs gérants, directeurs ou autres agents, agissant individuellement ou conjointement. Leur désignation, révocation et pouvoirs seront déterminés par une résolution du conseil de gérance ou du gérant unique (selon le cas).

Assemblée générale des associés

Art. 16. En cas de pluralité d’associés, les décisions des associés sont prises comme suit:

Sauf en cas de proposition de modification de ces Statuts, la tenue d’une assemblée d’associés n’est pas obligatoire tant que le nombre d’associés n’excède pas 60 (soixante). Dans un tel cas, chaque associé recevra le texte entier de toute résolution ou décision à prendre, transmis par écrit ou par téléfax, câble, télégramme, télex, moyens électroniques ou par tout autre moyen de communication approprié. Chaque associé votera par écrit.

Si le nombre d’associés est supérieur à 60 (soixante), les décisions des associés sont prises par assemblée des associés. Dans un tel cas 1 (une) assemblée générale sera tenue au minimum annuellement au Grand Duché du Luxembourg dans les 6 (six) mois suivant la clôture du dernier exercice social. D’autres assemblées générales d’associés peuvent être tenues à tout moment telle que spécifié dans la convocation à l’assemblée.

Art. 17. Les assemblées générales des associés sont convoquées et des résolutions écrites d’associés sont proposées par le conseil de gérance ou par le gérant unique (selon le cas) ou, à défaut, par des associés représentant plus de la moitié du capital social de la Société.

Des convocations écrites convoquant une assemblée générale et indiquant l’ordre du jour sont faites conformément à la Loi et sont adressées à chaque associé au moins 8 (huit) jours avant l’assemblée, sauf pour l’assemblée générale annuelle pour laquelle les convocations seront envoyées au moins 21 (vingt-et-un) jours avant la date de l’assemblée.

Toutes les convocations doivent mentionner la date et le lieu de l’assemblée générale.

Si tous les associés sont présents ou représentés à l’assemblée générale et indiquent avoir été dûment informés de l’ordre du jour de l’assemblée, l’assemblée générale peut se tenir sans convocation préalable.

Tout associé peut se faire représenter à toute assemblée générale en désignant par écrit ou par téléfax, câble, télégramme, moyens électroniques ou tout autre moyen de télécommunication approprié un tiers qui peut ne pas être associé.

Chaque associé a le droit de participer aux assemblées générales des associés. Chaque part sociale donne droit à une voix aux assemblée générales des associés.

Le conseil de gérance (ou le gérant unique selon le cas) peut suspendre les droits de vote de tout associé qui est en défaut de remplir les obligations lui incombant en vertu des Statuts ou en vertu de tout engagement contractuel pris par un tel associé et auquel la Société est partie.

Un associé peut individuellement décider de ne pas exercer, temporairement ou de manière permanente, tout ou partie de ses droits de vote. L’associé qui y renonce est lié par une telle renonciation qui s’impose à la Société dès sa notification à cette dernière.

Dans le cas où les droits de vote d’un ou plusieurs associés sont suspendus conformément à cet Article ou dans le cas où un ou plusieurs associés ont renoncé à leur(s) droit(s) de vote, de tels associés peuvent participer à toute assemblée générale de la Société mais les parts sociales qu’ils détiennent ne sont pas prises en compte pour la détermination des conditions de quorum et de majorité devant être respectées aux assemblées générales de la Société ou pour déterminer si des résolutions écrites ont été valablement adoptées.

Les associés peuvent participer à l’assemblée par conférence téléphonique, conférence vidéo, ou tout autre moyen de communication permettant leur identification, permettant aux personnes participant à l’assemblée de s’entendre simultanément, et permettant une participation effective de ces personnes à l’assemblée. Dans ce cas, au moins un (1) associé ou son mandataire doit être physiquement présent au siège social de la Société et l’assemblée sera réputée être tenue au siège social de la Société.

Chaque associé peut voter à l’assemblée générale par un formulaire de vote envoyé par la poste, courrier électronique, facsimile ou tout autre moyen de communication, au siège social de la Société ou à l’adresse spécifiée dans la convocation. Les associés peuvent uniquement utiliser les formulaires de vote fournis par la Société qui contiennent au moins le lieu, la date et l’heure de l’assemblée, l’ordre du jour de l’assemblée, les propositions soumises au vote des associés, ainsi que pour toute proposition trois cases permettant à l’associé de voter en faveur de, contre, ou de s’abstenir en cochant la case appropriée.

Les formulaires de vote qui, pour une résolution proposée, ne montrent pas (i) un vote en faveur de ou (ii) un vote contre la résolution proposée ou (iii) une abstention sont nuls concernant cette résolution. La Société prendra uniquement en compte les formulaires de vote reçus le jour précédant la date de l’assemblée générale à laquelle ils se rapportent.

Le conseil de gérance peut déterminer des conditions supplémentaires qui doivent être remplies par les associés pour qu’ils prennent part à toute assemblée générale des associés.

Une liste de présence doit être tenue à toutes les assemblées générales des associés.

Les résolutions prises en assemblées des associés ou les résolutions proposées par écrit aux associés ne sont valablement adoptées que pour autant qu’elles sont prises par des associés représentant plus de la moitié du capital social de la Société.

Si ce quorum n’est pas atteint lors de la première assemblée générale ou sur première consultation, les associés sont immédiatement convoqués ou consultés une seconde fois par lettre recommandée, et les résolutions seront adoptées à la majorité des votes exprimés quelle que soit la portion du capital représenté.

Toutefois, les décisions ayant pour objet une modification des Statuts ne pourront être prises qu’en assemblée générale extraordinaire des associés, par des associés représentant au moins les trois-quarts du capital social de la Société.

Un associé unique exerce seul les pouvoirs dévolus à l’assemblée générale des associés par les dispositions de la Loi.

Sauf en cas d’opérations courantes conclues dans des conditions normales, les contrats conclus entre l’associé unique et la Société doivent être inscrits dans un procès verbal ou établis par écrit.

Exercice social—Comptes annuels

Art. 18. L’exercice social commence le 1er janvier et se termine le 31 décembre de chaque année.

Art. 19. Chaque année, au 31 décembre, le conseil de gérance ou le gérant unique (selon le cas) établira le bilan qui contiendra l’inventaire des avoirs de la Société et de toutes ses dettes et obligations annexe contenant le résumé de tous ses engagements, ainsi que les dettes du (des) gérant(s), du (des) commissaire(s) (s’il en existe) et du (des) associé(s) envers la Société.

Dans le même temps, le conseil de gérance ou le gérant unique (selon le cas) préparera un compte de profits et pertes qui sera soumis à l’assemblée générale des associés avec le bilan.

Art. 20. Chaque associé peut prendre communication au siège social de la Société de l’inventaire, du bilan et du compte de profits et pertes.

Si le nombre des associés excède 60 (soixante), une telle communication ne sera autorisée que pendant les 15 (quinze) jours précédant l’assemblée générale annuelle des associés.

Surveillance de la société

Art. 21. Si le nombre des associés excède 60 (soixante), la surveillance de la Société sera confiée à un ou plusieurs commissaire(s) aux comptes, associé(s) ou non.

Chaque commissaire aux comptes sera nommé pour une période expirant à la date de la prochaine assemblée générale annuelle des associés, suivant sa nomination, se prononçant sur l’approbation des comptes annuels.

A l’expiration de cette période, et de chaque période subséquente, le(s) commissaire(s) aux comptes pourra/pourront être renouvelé(s) dans ses/leurs fonction(s) par une nouvelle décision de l’assemblée générale des associés ou de l’associé unique (selon le cas) jusqu’à la tenue de la prochaine assemblée générale annuelle des associés se prononçant sur l’approbation des comptes annuels.

Lorsque les seuils de la loi du 19 décembre 2002 sur le registre du commerce et des sociétés sont atteints, la Société confiera le contrôle de ses comptes annuels à un ou plusieurs réviseur(s) d’entreprises agréé(s) nommés par l’assemblée générale des associées ou l’associé unique (selon le cas), parmi les membres inscrits au registre public des réviseurs d’entreprises agréés tenu par la Commission de Surveillance du Secteur Financier.

Nonobstant les seuils ci-dessus mentionnés, à tout moment, un ou plusieurs réviseur(s) d’entreprises agréé(s) peuvent être nommés par résolution de l’assemblée générale des associés ou l’associé unique (selon le cas) qui décide des termes et conditions de son/leurs mandat(s).

Dividendes—Réserves

Art. 22. L’excédent favorable du compte de profits et pertes, après déduction des frais, charges et amortissements et provisions, constitue le bénéfice net de la Société.

Chaque année, 5% (cinq pour cent) du bénéfice net seront affectés à la réserve légale. Ces prélèvements cesseront d’être obligatoires lorsque la réserve légale aura atteint un dixième du capital social tel qu’augmenté ou réduit le cas échéant, mais devront être repris si la réserve légale est inférieure à ce seuil d’un dixième.

Sur recommandation du conseil de gérance ou du gérant unique (selon le cas), l’assemblée générale des associés, à la majorité prévue par la Loi, ou l’associé unique (selon le cas) peut décider à tout moment que l’excédent sera distribué entre les associés au titre de dividendes au pro rata de leur participation dans le capital de la Société ou reporté à nouveau ou transféré à une réserve spéciale. Dans le cas de part(s) sociale(s) grevées d’un usufruit dûment notifié à ou accepté par la Société conformément aux dispositions de l’article 1690 du code civil, l’usufruitier est autorisé à recevoir la distribution de dividendes, s’il y en a une.

Article 23. Nonobstant les dispositions de l’article précédent, le conseil de gérance ou le gérant unique (selon le cas), peut décider de payer des acomptes sur dividendes sur base d’un état comptable préparé par le conseil de gérance ou le gérant unique (selon le cas) et ne datant pas de plus de (2) mois, duquel il devra ressortir que des fonds suffisants sont disponibles pour la distribution, étant entendu que les fonds à distribuer ne peuvent pas excéder le montant des bénéfices réalisés depuis le dernier exercice social pour lequel des comptes annuels ont été approuvés, augmenté des bénéfices reportés et des réserves distribuables diminué des pertes reportées et des sommes à porter en réserve en vertu de la Loi ou des Statuts. Si la Société a nommé un commissaire ou un réviseur d’entreprises agréé, un tel commissaire ou réviseur d’entreprises agréé vérifiera que les conditions pour une distribution d’acompte sur dividende sont satisfaites.

Dissolution - Liquidation

Art. 24. L’assemblée générale des associés, selon les conditions requises par la Loi, ou l’associé unique (selon le cas), peut décider de la dissolution de la Société.

Lorsque la Société a un associé unique, et conformément aux conditions prévues par la Loi, la Société peut être dissoute sans être liquidée conformément aux dispositions de l’article 1865 bis, paragraphes 2 et suiv. du code civil.

Art. 25. Sauf dans le cas de l’article 24 paragraphe 2 ci-dessus, l’assemblée générale des associés, avec le consentement de la majorité des associés détenant les trois quarts du capital social nommera un ou plusieurs liquidateur(s), personne(s) physique(s) ou morale(s) et déterminera la méthode de liquidation, les pouvoirs des liquidateur(s) ainsi que leur rémunération.

Lorsque la liquidation de la Société est close, le produit de la liquidation de la Société sera alloué aux associés proportionnellement aux parts sociales qu’ils détiennent.

Droit Applicable

Art. 26. Il est renvoyé aux dispositions de la Loi lorsque les présents Statuts ne contiennent aucune disposition spécifique.

Dispositions transitoires

Exceptionnellement, le premier exercice social débutera aujourd’hui et se terminera le 31 décembre 2018.

Souscription - Libération

Whirlpool International Manufacturing S.à r.l., ici représentée comme il est mentionné ci-dessus, souscrit à 12.000 (douze mille) parts sociales, ayant chacune une valeur nominale de 1,00 EUR (un Euro). Les parts sociales ont été entièrement libérées en numéraire.

Preuve de l’existence de l’apport

Preuve de l’existence de l’apport a été donnée au notaire soussigné.

Estimation des coûts

Les coûts, frais, taxes et charges, de quelque type que ce soit, devant être supportés par la Société ou devant être payés par elle en rapport avec le présent acte, ont été estimés à environ mille quatre cents euros (1.400,- EUR).

Vérification

Le Notaire instrumentant constate expressément l’accomplissement des conditions énoncées aux articles 710-6 et 710-7 de la Loi.

Résolutions de l’associé unique

Immédiatement après la constitution de la Société, l’associé unique de la Société, représentant la totalité du capital social souscrit, a pris les résolutions suivantes:

1) Sont nommées comme gérants de catégorie A:

•	Tanya Martina Jaeger, née à Burlington, Canada, le 8 juin 1970, résidant professionnellement Via Carlo Pisacane 1, 20016 Pero, Milan, Italie ;

•	Dimitri Maurice W. Storme, née à Oostende, Belgique, le 9 janvier 1974, résidant professionnellement Via Carlo Pisacane 1, 20016 Pero, Milan, Italie ;

•	Carlos Eduardo de Carvalho, née à Santo Andre, Brésil, le 29 janvier 1975, résidant professionnellement à Whirlpool Corporation, Global Headquarters, 2000 N M-63, Benton Harbor, MI 49022, Etats Unis d’Amérique.

2) Sont nommées comme gérants de catégorie B:

•	M. Tony Andrew Whiteman, né à Hamilton, Nouvelle-Zélande, le 24 mai 1969, résidant au 14, rue Jean Mercatoris, L-7237 Helmsange, Grand-Duché de Luxembourg ;

•	M. Iain Macleod, né à Glasgow, Royaume-Uni, le 8 août 1955, résidant 59, Cité Millewee, L-8064 Bertrange, Grand-Duché de Luxembourg ; et

•	M. Michael Lange, né à Scheeßel, Allemagne, le 28 juin 1964, résidant au 16, rue Jean-Pierre Brasseur, L-1258 Luxembourg, Grand-Duché de Luxembourg.

Les gérants sont nommés pour une durée indéterminée.

Conformément à l’article 12 des Statuts, la Société est engagée par la signature conjointe d’un gérant de catégorie A et d’un gérant de catégorie B.

3) Le siège social de la Société est établi au 560A, rue de Neudorf, L-2220 Luxembourg, Grand-Duché de Luxembourg.

Déclaration

Le notaire soussigné qui comprend et parle l’anglais constate par le présent acte qu’à la requête de la partie comparante le présent acte est rédigé en anglais suivi d’une version française. A la requête de la même personne, la version anglaise fera foi en cas de divergences entre les textes anglais et français.

Dont acte, fait et passé à Pétange, Grand-Duché de Luxembourg, à la même date qu’en tête des présentes.

Le document ayant été lu au mandataire de la personne comparante, elle a signé avec le notaire, le présent acte original.